EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-160942 of A. M. Castle & Co. on Form S-8 of our report dated June 28, 2010, appearing in this annual report on Form 11-K of A. M. Castle & Co. 401(k) Savings and Retirement Plan for the year ended December 31, 2009.

/s/ Baker Tilly Virchow Krause, LLP
Baker Tilly Virchow Krause, LLP

Chicago, Illinois
June 28, 2010